Exhibit 99.1

OxySure (OXYS) Announces Merger with Estill Medical Technologies

Business Combination Creates Emerging Medical Device Platform Company

FRISCO, Texas, October 22, 2014, (MarketWired) – OxySure Systems, Inc. (OTCQB: OXYS) the medical device innovator of life-saving easy-to-use emergency oxygen solutions with its FDA-cleared “oxygen from powder” technology, along with Estill Medical Technologies, the creator of the FDA-cleared “Thermal Angel Blood and IV Fluid Infusion Warmer”, today announced a merger between the two companies. The combined entity will trade under the OTCQB stock symbol “OXYS”.

Financial Highlights:

●	Combined market size close to $1B annually, with about 50% in the US alone
●	The merger creates a combined entity with initial annual revenues expected to be in excess of $10 million
●	Anticipated annual synergies of $2-3 million, improved cash flows and a strengthened balance sheet
●	Significantly improved financial strength, flexibility and product capabilities
●	Ability to deliver long-term operating performance and improvements through increased scale and significant synergies

The companies signed definitive agreements in respect of the merger, which creates an emerging medical device leader with strong roots in the emergency medical space. The companies’ combined product portfolio addresses critical needs in both first-responder and pre-responder markets, as well as the military. The combined company plans to be a platform company for additional product and market expansion to enhance its market position and appeal on an expedited timeframe.

This step also moves OxySure one step closer to its stated goal of uplisting the company to a national exchange.

OxySure’s CEO, Julian Ross commented, “Bringing our two companies together is a great development not only for us, but for our customers, who will benefit from our unique and innovative products, available through a broader, multi-channel, global distribution network. The combined entity creates a shared and leveraged business platform that optimizes Business Operations, Manufacturing & Distribution, Research & Development and Sales & Marketing. This transaction represents the first step towards enhancing our platform of proven, life-saving products geared towards enabling first-responders.”

Jay Lopez, CEO of Estill Medical Technologies added, “Our Thermal Angel is a life-saving medical device used as a standard of care by the U.S. Military, in both combat and non-combat environments. By joining forces with OxySure, we will be able to offer new products to our existing caregivers, patients, and distribution channels. We are now well positioned to deliver sustained growth and long-term operating improvement, as well as greater potential for earnings expansion and improved cash flow generation. The merger will combine both companies’ product development capabilities and sales and marketing networks, with no overlap, strengthening the combined companies’ ability to serve customers both domestically and internationally. I’m confident that this partnership will bring positive changes for both companies and our combined family of customers.”

Julian Ross will remain as Chairman and CEO of the combined company, while Jay Lopez will become President and COO of the consolidated companies’ operating business.

CONFERENCE CALL

Mr. Ross and Mr. Lopez will conduct a conference call and webcast to discuss the impending merger in greater detail. The call will take place on Thursday, October 23, 2014 at 9:30am ET and will be followed up by a brief Q&A session.

To access the call, please dial the toll free number at (800) 860-2442 and ask to be placed into the OxySure Systems conference call. At the conclusion of the call, a replay will be available until October 30, 2014. To access the replay of the call dial (877) 870-5176 and provide the replay pin number 10054380.

To join the Web Conference, please visit the address below and follow link provided under “Investor Events.”

http://www.oxysure.com/aed/index.php/investors-home

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

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About Estill Medical, Inc.

Estill Medical Technologies, Inc. developed, markets and sells the Thermal Angel blood and intravenous fluid infusion warmer. The Thermal Angel is an FDA-cleared, battery powered, disposable, lightweight and portable device that is used to warm blood or IV fluid at the point of injury or stationary environments. The Thermal Angel fills the void in pre-hospital, hospital, EMS, Air Ambulance, military and government settings when an easy to use solution is required to infuse warmed fluids into a patient. The Thermal Angel combines the required features of a sterile fluid path with the intelligence of an advanced medical instrument creating a small, lightweight, disposable and portable fluid warmer that can follow a patient through the continuum of care. The Thermal Angel is the leading product procured by the U.S. Military. Estill holds three patents for the Thermal Angel in the U.S. as well as patents in other countries. For more information, please visit www.thermalangel.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Contacts:

Investor Contact:

Stonegate Securities, Inc.

214-987-4121 / 972-294-6461

investors@oxysure.com

Media Contact:

media@oxysure.com

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